Exhibit 99.1

NEWS RELEASE: Sept. 7, 2005	Contact:	Heather Beshears
Vice President,
Corporate Communications
InPlay Technologies, Inc.
Tel: 480.586.3357
Heather@InPlayTechnologies.com
InPlay Technologies Completes Acquisition of FinePoint Innovations
Developer of patented digital computing pen technology becomes wholly owned subsidiary
PHOENIX, Ariz. (Sept. 7, 2005) – InPlay Technologies (NASDAQ: NPLA) announced today that it has completed the acquisition of privately held FinePoint Innovations, a developer of patented digital computing pen solutions for tablet PCs. InPlay issued 567,111 shares of restricted common stock to shareholders of FinePoint, and may be required to issue additional shares of restricted common stock and cash upon FinePoint’s achievement of at least $3.2 million of accumulated EBIT (earnings before interest and taxes) through December 2007.
“We are pleased to bring FinePoint on as an InPlay technology,” said Bob Brilon, CEO, InPlay Technologies. “We were looking for innovative technologies in emerging growth markets. Our entry point is just before commercialization or conversion to revenue. With its newly developed, leading edge digital pen technology for the tablet PC market and a significant initial purchase order moving forward this year, FinePoint fits well with our model.”
“We have begun delivery on an initial purchase order in excess of $1 million for a major computer OEM,” added Stephen Caldwell, FinePoint Innovations president. “With that product hitting the market over the next couple of months, we are focused on fulfilling the initial order and anticipate follow-on orders from this OEM. We will also be taking this success to other tablet PC OEMs to demonstrate how our digital technology offers improvements over traditional analog technology.”
FinePoint’s digital computing pen technology consists of a digitizer and digital writing pen. The pen is an active RF digital pen versus the typical analog pen used with most tablet PC systems. Digital signaling enables very low power consumption, superior performance, and lower manufacturing costs.
At closing, InPlay had provided funding of $160,000 plus interest in the form of convertible debt. The amount of debt was converted at closing, reducing the initial shares issued from 600,000 to 567,111.
As part of the transaction, Stephen Caldwell has agreed to remain as president of FinePoint Innovations for up to five years. Visit www.finepointinnovations.com for more information on the MagicPoint digital pen-input solution.
About InPlay Technologies
InPlay Technologies markets and licenses proprietary emerging technologies. The InPlay business model is to bring inventions to market by creating win-win relationships for the inventors and manufacturers through InPlay Technologies. The company was founded to commercialize its internally developed Duraswitch electronic switch technologies and has executed license agreements with switch manufacturers and OEMs worldwide. Duraswitch patented technologies are in the controls of a wide range of commercial and industrial applications. InPlay Technologies is focused on building on the Duraswitch foundation and leveraging its licensing model with additional, innovative technologies. Visit www.inplaytechnologies.com for more information.
This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding our assessment of the potential for the FinePoint computing pen technology, commercial acceptance of FinePoint’s technology in the tablet PC and other markets and the potential for follow-on orders from a major computer OEM. Risks and uncertainties that could cause results to differ materially from those projected include the inability to gain commercial acceptance in consumer and commercial applications, loss of the purchase order from the major computer OEM, unforeseen difficulties in manufacturing and delivery of FinePoint’s product and other uncertainties described from time to time in InPlay’s documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004. These forward-looking statements represent InPlay’s beliefs as of the date of the press release and InPlay disclaims any intent or obligation to update these forward-looking statements.
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